CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                             AMERICAN ELECTROMEDICS CORP.
                           (PURSUANT TO SECTION 242 OF THE
                          DELAWARE GENERAL CORPORATION LAW)

                    AMERICAN ELECTROMEDICS CORP, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
          CERTIFY:


                    FIRST:  The Board of Directors of the Corporation duly
               adopted resolutions at a special meeting of the Board of Directors held in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and calling for submission of the Amendment to the stockholders of the Corporation pursuant to Section 242(b)(1) of the DGCL, and stating that the Amendments would be effective only after approval thereof by the Holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon.

                    SECOND:  The Certificate of Incorporation of the
               Corporation is hereby amended by adding to the end of
               Article 4 the following language:

                    "Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                            1.  The designation of such series.

                            2. The number of shares initially constituting such series.

                            3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

                            4. The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                            5. Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                            6.  The rights to which the holders of the
          shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

                            7. Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

                            8. Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                            9. Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

                           10. Any other relative rights, preferences and limitations."

                         THIRD:  The Amendment has been duly adopted by the
               stockholders of the Corporation, at an annual meeting of stockholders of the Corporation held on April 25, 1990 in accordance with Section 211 of the DGCL.

                         FOURTH:  The Amendment was duly adopted in
               accordance with the applicable provisions of Sections 242 and 141 of the General Corporation Law of the DGCL.

                         IN WITNESS WHEREOF, American Electromedics Corp has caused this Certificate to be signed by its President as of the 4th day of May, 1998.


                                /s/ Michael T. Pieniazek
                                ------------------------
                                Michael T. Pieniazek
                                President